Filed Pursuant to Rule 424(b)(3)
Registration No. 333-202354

PROSPECTUS

Bank of America Corporate Center 100 North Tryon Street Charlotte, North Carolina 28255 (704) 386-5681

Debt Securities, Preferred Stock, Depositary Shares

and Junior Subordinated Notes

BAC Capital Trust VI

BAC Capital Trust VII

BAC Capital Trust VIII

BAC Capital Trust XI

BAC Capital Trust XIII

BAC Capital Trust XIV

BAC Capital Trust XV

NB Capital Trust III

Merrill Lynch Capital Trust I

Merrill Lynch Capital Trust II

Merrill Lynch Capital Trust III

Merrill Lynch Preferred Capital Trust III

Merrill Lynch Preferred Capital Trust IV

Merrill Lynch Preferred Capital Trust V

Merrill Lynch Preferred Funding III, L.P.

Merrill Lynch Preferred Funding IV, L.P.

Merrill Lynch Preferred Funding V, L.P.

Trust Securities and Partnership Preferred Securities guaranteed as set forth herein by Bank of America Corporation

Affiliates of Bank of America Corporation, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, may use this prospectus in connection with offers and sales in the secondary market of outstanding debt securities, preferred stock, depositary shares, junior subordinated notes, trust securities, partnership preferred securities or guarantees referenced herein. These affiliates may act as principal or agent in those transactions. Secondary market sales made by them will be made at prices related to market prices at the time of sale.

Our securities are unsecured. Our securities are not savings accounts, deposits, or other obligations of a bank, are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and may involve investment risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 1, 2015

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission, or the SEC, and is intended to describe certain outstanding securities previously issued by us and our predecessor companies and affiliated trusts and partnerships.

This prospectus may be used by our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, in connection with offers and sales in the secondary market of the securities referenced in this prospectus. Any of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, may act as a principal or agent in these transactions. Any affiliate that is a member of the Financial Industry Regulatory Authority, Inc., will conduct these offers and sales in compliance with the requirements of FINRA Rule 5121 regarding the offer and sale of securities of an affiliate. The transactions in the secondary market by our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, may occur in the open market or may be privately negotiated at prevailing market prices at the time of sale. Our affiliates do not have any obligation to make a market in the securities and may discontinue their market-making activities at any time without notice, in their sole discretion.

We will not receive any proceeds from the sale of securities offered by this prospectus.

In considering an investment in the securities offered by this prospectus, you should rely only on the information included or incorporated by reference in this prospectus or any supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The delivery of this prospectus, at any time, does not create any implication that there has been no change in our affairs since the date of this prospectus or that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

We are offering to sell these securities only in places where sales are permitted. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction in which such offer or solicitation is unlawful.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

BANK OF AMERICA CORPORATION

Bank of America Corporation is a Delaware corporation, a bank holding company, and a financial holding company. Our principal executive offices are located in the Bank of America

Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255 and our telephone number is (704) 386-5681. Through our banking and various nonbank subsidiaries throughout the United States and in international markets, we provide a diversified range of banking and nonbank financial services and products.

THE TRUSTS

Each of the trusts listed on the cover page of this prospectus, which we refer to as the Trusts, is a statutory trust organized under Delaware law. Additional information with respect to the Trusts may be found in the prospectuses and supplements thereto with respect to the trust securities issued by the Trusts referred to below and incorporated herein by reference.

THE LIMITED PARTNERSHIPS

Each of the limited partnerships listed on the cover page of this prospectus, which we refer to herein as the “Partnerships,” is a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act. Additional information with respect to the Partnerships may be found in the prospectuses and supplements thereto with respect to the partnership preferred securities issued by the Partnerships referred to below and incorporated herein by reference.

DESCRIPTION OF THE SECURITIES

The outstanding securities being offered by use of this prospectus consist of debt securities, preferred stock, depositary shares, junior subordinated notes and debt securities, subordinated debentures, trust securities, partnership preferred securities and guarantees previously issued and registered under the following registration statements: 333-180488; 333-175599; 333-158663; 333-155381; 333-152418; 333-133852; 333-130821; 333-123714; 333-112708; 333-104151; 333-97197; 333-97157; 333-83503; 333-65750; 333-51367; 333-47222; 333-18273; 333-15375; 333-13811; 333-07229; 33-63097; 33-57533; 33-49881; 33-30717; 333-132911; 333-122639; 333-109802; 333-105098; 333-59997; 333-42859; 333-44173; and 33-27512. The descriptions of the securities being offered hereby are contained in the prospectuses and supplements thereto that are included in the registration statements referred to above pursuant to which such securities initially were offered. The disclosure information in the prospectuses and all supplements thereto constituting part of the registration statements referred to above is incorporated by reference into this prospectus, except that information contained in such prospectuses and supplements thereto that (1) constitutes a description of Bank of America, or (2) incorporates by reference any information contained in our current or periodic reports filed with the SEC, are superseded by the information in this prospectus. In addition, information contained in any of such prospectuses and supplements thereto that refers to Merrill Lynch & Co., Inc. (“Merrill Lynch”) as the issuer or guarantor of such securities shall be deemed to refer to Bank of America, as successor by merger to Merrill Lynch.

WHERE YOU CAN FIND MORE INFORMATION

We, the Trusts and the Partnerships have filed a registration statement on Form S-3 with the SEC covering the securities to be offered and sold using this prospectus. You should refer to this registration statement for additional information about us, the Trusts, the Partnerships and the securities being offered.

We also file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You also may inspect our filings over the Internet at the SEC’s website, www.sec.gov. The reports and other information we file with the SEC also are available at our website, www.bankofamerica.com.

We have included the SEC’s web address and our web address as inactive textual references only. Except as specifically incorporated by reference into this prospectus, information on those websites is not part of this prospectus.

You also can inspect reports and other information we file at the offices of The New York Stock Exchange LLC, 20 Broad Street, 17th Floor, New York, New York 10005.

The SEC allows us to incorporate by reference the information that we file with it. This means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC automatically will update and supersede this incorporated information and information in this prospectus.

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

•	our annual report on Form 10-K for the year ended December 31, 2014;

•	our quarterly report on Form 10-Q for the period ended March 31, 2015;

•

our current reports on Form 8-K filed January 15, 2015, January 27, 2015, February 26, 2015, March 11, 2015, March 17, 2015, March 20, 2015, April 8, 2015, April 15, 2015, and April 29, 2015 (in each case, other than documents or information that is furnished but deemed not to have been filed); and

•	the descriptions of our series of preferred stock contained in our registration statements filed under Section 12 of the Securities Exchange Act with respect to such series of preferred stock.

We also incorporate by reference (1) reports that we will file under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, on or after the date of this prospectus, but not any information that we may furnish but that is not deemed to be filed and (2) the disclosure information described above under “Description of the Securities.”

You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial position, and results of operations may have changed since that date. You may request a copy of any filings referred to above, at no cost, by contacting us at the following address or telephone number:

Bank of America Corporation

Corporate Treasury Division

100 North Tryon Street

Charlotte, North Carolina 28255

(704) 386-5681

There are no separate financial statements of any of the Trusts or the Partnerships in this prospectus. We, the Trusts and the Partnerships do not believe these financial statements would be material to holders of the trust securities or partnership preferred securities because each Trust and Partnership is a special purpose entity that does not have any independent operations other than issuing trust securities, common securities or partnership preferred securities, as applicable; holding our corresponding junior subordinated notes, preferred stock, or partnership preferred securities, as applicable, as assets; and other necessary or incidental activities as described in this prospectus or the original prospectuses and prospectus supplements for the offering of such securities. Furthermore, taken together, our obligations under the applicable securities held as assets of each Trust or Partnership, as applicable, the related declaration of trust or limited partnership agreement, as applicable, and the related guarantees provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related trust securities of a Trust or partnership preferred securities of a Partnership, as applicable. None of the Trusts or Partnerships are subject to the reporting requirements of the Securities Exchange Act of 1934.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference statements in this prospectus that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You may find these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible,” or other similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.”

All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual results may differ materially from those set forth in our forward-looking statements. As a large, international financial services company, we face risks that are inherent in the businesses and market places in which we operate. Information regarding important factors that could cause our future financial performance to vary from that described in our forward-looking statements is contained in our annual report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus, under the captions “Item 1A. Risk Factors,” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as those discussed in our subsequent filings that are incorporated in this prospectus by reference. See “Where You Can Find More Information” above for information about how to obtain a copy of our SEC filings.

You should not place undue reliance on any forward-looking statements, which speak only as of the dates they are made.

All subsequent written and oral forward-looking statements attributable to us or any person on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to our current report on Form 8-K filed with the SEC on April 29, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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